CURRENT REPORT

                   PURSUANT TO SECTION 13 OR 15(d) OF THE
                       SECURITIES EXCHANGE ACT OF 1934

     Date of Report (date of earliest event reported): August 31, 2005

                     GLOBETEL COMMUNICATIONS CORP.
              (Exact Name of Registrant as Specified in Its Charter)

          Delaware                      0-23532                   88-0292161
(State or Other Jurisdiction         (Commission              (I.R.S. Employer
      of Incorporation)              File Number)            Identification No.)

        9050 Pines Blvd., Suite 110, Pembroke Pines, FL            33024
          (Address of Principal Executive Offices)               (Zip Code)

      Registrant's telephone number, including area code: 954-241-0590


            Former Name or Former Address, if Changed Since Last Report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2 below):

[  ]  Written communications pursuant to Rule 425 under the Securities Act
      (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act
      (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))


ITEM 1.01  ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On August 31, 2005, the company entered into a subscription agreement with STEELHEAD Investments LTD, Nite Capital LP, and SRG Capital LLC whereby these investors are purchasing a total $4,500,000 in 5% convertible notes, with 3 year Class A Warrants to purchase up to an additional $6,818,181 in common stock of the Registrant.

Under the funding arrangement, the promissory notes are convertible into common stock of the Company at $1.65 per share. Prior to any notice of conversion the Company has the right to redeem the note at a premium for cash, subject to a 5-day right to convert by the investor. The notes amortize at 12.5% per quarter payable each quarter in cash or common shares.

The Investors will receive one Class A Warrant to purchase one share of common stock for each that the notes would be convertible into had they been converted on the closing date (August 31, 2005) (a total of 2,727,273 shares). The per share exercise price of the Warrants is $2.50.

Exhibits.

     Exhibits included are set forth in the Exhibit Index pursuant to Item 601 of Regulation S-B.


                              SIGNATURE

     Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                       Globetel Communications Corp.



Dated: August 31, 2005              By: /s/ Timothy M. Huff
                                       ----------------------------------------
                                       Timothy M. Huff, Chief Executive Officer


                                   EXHIBIT INDEX



Number                 Description

4.1    Subscription Agreement with STEELHEAD Investments LTD
4.2    Convertible Note STEELHEAD Investments LTD
4.3    Class A Warrant STEELHEAD Investments LTD
4.4    Subscription Agreement with Nite Capital LP
4.5    Convertible Note Nite Capital LP
4.6    Class A Warrant Nite Capital LP
4.7    Subscription Agreement with SRG Capital LLC
4.8    Convertible Note SRG Capital LLC
4.9    Class A Warrant SRG Capital LLC